Exhibit 99.1

777 Post Oak Blvd, Suite 500
CONTACT:	William George	Houston, Texas 77056
	Chief Financial Officer	713 830 9600
	(713) 830-9600	Fax 713 830 9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA COMPLETES NEW LONG-TERM DEBT FACILITY

—    Improved Terms, Stability and Flexibility; Earnings Release Date Announced    —

Houston, TX – June 30, 2005 – Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced that it has closed a new $75 million senior debt facility led by Hibernia Bank.  This new facility replaces the previous facility led by Bank of Texas, N.A. and Hibernia Bank, although Bank of Texas has also increased its commitment and remains as the second largest lender in the new facility.  The new facility has a four year term, increases the overall amount available by approximately $20 million to $75 million, and eliminates the term debt portion of the prior facility.

Bill Murdy, Comfort Systems USA’s Chairman and CEO, said, “We are extremely pleased that our lenders, all of whom participated in our previous facility, have continued their partnership with us in this important new financing.  In addition to improved economic terms, the facility provides us with additional capacity as we consider prudent acquisitions.  The agreement also affords our board of directors the flexibility to consider ways in which the Company might return value to its shareholders.

“A strong and stable new facility is a key competitive advantage that complements our strong balance sheet and provides a meaningful advantage in an industry where owners and general contractors continue to value partners with strong financial foundations.  Our continued improvement in financial fundamentals is primarily thanks to the work and dedication of management and personnel at our operating locations, and we are deeply indebted to them.”  Mr. Murdy concluded, “Our new long-term facility provides significant support to our continuing operations and further strengthens our foundation for long-term growth.”

The new facility contains financial covenants that include a limit on the ratio of debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”); a minimum requirement for the ratio of EBITDA minus capital expenditures, dividends, stock repurchases, and tax provisions to interest and scheduled payments of current maturities; and a minimum requirement for tangible net worth.  The Company has complied with all of its debt covenants under the prior facility by comfortable margins.  The new facility contains less restrictive covenants, and should provide further improvement in the Company’s margin of compliance with debt covenants.  Because of the Company’s net cash position, initial borrowings under the new credit line will be zero.

The Company will record a non-cash charge in its second quarter 2005 results to write off deferred financing costs associated with its previous senior lending facility which was terminated when the Company’s new facility was established.  This charge is expected to be approximately $0.9 million pretax, or $.01 per share.

The Company separately announced that it has scheduled its quarterly conference call for Wednesday, August 3, 2005 at 10:00 a.m. Central Time to discuss second quarter 2005 financial results.  The results will be released after the market closes on Tuesday, August 2, 2005.  To participate in the call, dial 1-210-234-0002 ten minutes before the conference call begins and ask for the Comfort Systems USA conference.  A replay of the entire call will be available until 6:00 p.m. Central Time, Wednesday, August 10, 2005 by calling 1-203-369-3360.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 60 locations in 51 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the current plans and expectations of Comfort Systems USA, Inc. and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements.  Important factors that could cause actual results to differ include, among others, retention of key management, national and regional weakness in non-residential construction activity, difficulty in obtaining debt financing or bonding, shortages of labor and specialty building materials, seasonal fluctuations in the demand for HVAC systems and the use of incorrect estimates for bidding a fixed price contract and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission.  These forward-looking statements speak only as of the date of this release.  Comfort Systems USA, Inc. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Comfort Systems USA Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.